                                                                  Exhibit 10.20



                                    TELERATE

                            OPTIONAL SERVICE DELIVERY

                                    AGREEMENT


                  THIS AGREEMENT, dated as of May 1, 1991, between TELERATE SYSTEMS INCORPORATED, a New York corporation with offices at One World Financial Center, 200 Liberty Street, New York, New York 10281 ("Telerate"), and FINTREND S.A., a French corporation with offices at 52, avenue des Champs-Elysees, 75008, Paris, France ("Source").

                                  INTRODUCTION

                  Telerate gathers from a multitude of sources prices, rates and other data regarding the markets for among other things, government securities, equities, bonds, money market instruments, commodities and foreign currency, as well as news, commentary and other information relevant to such markets, and compiles such data and information in a dynamically updated computer database (the "Information Base"). Telerate makes all or selected parts of the Information Base available to subscribers to its several services (the "Telerate Services"). Pursuant to an agreement dated May 1, 1986, Telerate has been making Source's information service available to subscribers to the Telerate Services who subscribe to such service. Now, the parties wish to terminate their existing arrangement and replace it with the terms and conditions contained herein.
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1.       Agency; Limited Exclusivity; New Source Services.

         (a)      Agency.

                  (i) Appointment. Source hereby appoints Telerate, and Telerate hereby agrees to serve as, an agent of Source for the term set forth in Section 8 for the purpose of distributing the service described in Exhibit A (the "Source Service") worldwide to Telerate Subscribers, as defined below, who also subscribe to the Source Service ("Source Subscribers"), all in accordance with the terms and conditions hereof. "Telerate Subscribers" shall mean those persons or entities authorized by Telerate to access all or part of the information and services contained in the Telerate Services through which the Source Service is made available. Notwithstanding the foregoing, Source shall have the right to direct Telerate in writing to not deliver the Source Service to any Telerate Subscriber that competes directly with Source in its business of providing financial information and/or advisory services.

                  (ii) No Implied Duties. The parties agree that Telerate's duties as agent of Source shall be limited to those expressly set forth in this Agreement. Telerate shall not be deemed to be a fiduciary of Source and shall not have any implied duties that might otherwise be imposed upon an agent of Source.

         (b) Limited Exclusivity. Except as otherwise provided in this subsection (b), Source agrees that during the term of this Agreement, Source will not itself electronically distribute, nor authorize any other party to electronically distribute, the Source Service or any other service substantially similar to the Source Service. Notwithstanding the foregoing, (i) Source shall have the right to distribute the Source

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Service through facsimile transmission; (ii) Source shall have the right, in accordance with the terms and procedures set forth in Exhibit B, to distribute the Source Service through technology not offered by Telerate ("Other Technology"); and (iii) on or about May 1, 1993 Source and Telerate shall commence a discussion of the results of Telerate's distribution of the Source Service during the first two years of the term of this Agreement. Source shall have the option between the commencement of such discussions and July 1, 1993 to convert Telerate's right to distribute the Source Service into a non-exclusive right with the adjustment to the fee set forth in Section 5(a)(ii) hereto for the duration of the term of this Agreement effective on the date that Telerate receives notice of Source's election to so convert the right to distribute the Source Service. If Source has not notified Telerate of its exercise of such option by July 1, 1993, Telerate's right of exclusive distribution shall continue for the remainder of the term of this Agreement.

         (c) New Source Services. Source hereby grants to Telerate a right of first negotiation concerning the right to distribute any electronically distributed information or advisory service (other than the Source Service) hereafter published by Source (a "New Source Service"). The terms and procedures controlling this right of first negotiation are set forth in Exhibit C. The terms and conditions relating to the distribution by Telerate of a New Source Service shall be set forth in a separate agreement between the parties.

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2.      Inputting; Equipment; Accessibility; Display; Accuracy; Content Changes.

         (a) Inputting the Source Service and Equipment. Source shall input the Source Service into the Information Base by means of the standard Telerate Service terminals listed in Exhibit D or such other method as the parties may agree upon in writing. Telerate will not unreasonably withhold agreement to use of such other method. Exhibit D also sets forth the terminals and other Telerate equipment and services provided to Source, and the charges, if any, due Telerate for the use thereof. If Source requires additional terminals, such additional terminals will be provided at Telerate's standard charges, including installation and communications charges and charges levied by parties other than Telerate. Telerate reserves the right to deny Source access to any information distributed through the Telerate Services. Except as may otherwise be provided herein, Source's use of any of the Telerate Services shall be subject to the terms and conditions of the then-current version of the applicable Telerate Service Agreement.

         (b) Accessibility of Source Service. Source acknowledges that certain of the Telerate Services, such as TeleTrac(R), do not afford access to all information in the Information Base. Telerate shall have the right, but not the obligation, to make the Source Service available through one or more of these various Telerate Services. If Telerate elects to initiate distribution of the Source Service through such a Telerate Service after the date hereof pursuant to the terms of this subsection (b), such distribution shall be subject to the terms of this Agreement. Telerate shall

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not, unless otherwise permitted by the terms of this Agreement, remove the
Source Service from the "Basic Telerate" component of the Telerate Services.

         (c) Accuracy of Information. Source shall use commercially reasonable efforts to (i) insure that the information in the Source Service is accurate, complete and current, and correct inaccuracies, errors or defects in such information promptly after discover. Source shall monitor such information as it is distributed through the Telerate Services and promptly shall inform Telerate of any inaccuracies, errors or defects therein.

         (d) Change in Nature. No substantial change in the nature or structure of the Source Service may be made without the prior written consent of Telerate, which consent shall not be unreasonably withheld.

3.       Promotion and Marketing.

         (a)      Efforts and Materials.

                  (i) Efforts. Source and Telerate shall each exercise commercially reasonable efforts (which for Telerate shall not be less than diligent efforts) to market and promote subscriptions to the Source Service to be accessed through the Telerate Services. As part of such sales efforts, Source shall have the right to organize sales contests within the Telerate sales force provided that the regional managers for the appropriate geographical areas have approved such sales contests.

                  (ii) Materials. Neither party shall publish or distribute any advertising or promotional material regarding the availability of the Source Service through the Telerate Services without the prior written consent of the other, which consent

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shall not be unreasonably withheld. If the receiving party has not notified the sending party of its disapproval of sample materials within twenty (20) days after its receipt thereof, such materials shall be deemed approved. Materials substantially similar to materials approved on an earlier occasion shall also be deemed approved. Materials being sent to the other party for approval pursuant to this clause (ii) shall be directed to the person(s) designated in Exhibit E hereto.

         (b) Subscriber List. To facilitate Source's promotional efforts, Telerate shall use its best efforts to obtain from Authorized Distributors (as hereinafter defined) and promptly provide to Source when so available to Telerate lists of Telerate Subscribers on a world-wide basis. Each month Telerate shall provide Source with a list of adds/deletes for the Telerate Subscribers located in the United States. Source agrees to keep such lists strictly confidential and to use such lists solely to solicit subscriptions to the Source Service to be accessed through the Telerate Services. Source agrees to honor request from Telerate Subscribers not to send unsolicited mail to them or, provided Telerate has informed Source of Telerate Subscribers' requests in connection therewith, to make unsolicited calls on them.

         (c) Authorized Distributors. Source acknowledges that Telerate utilizes authorized distributors, which may or may not be affiliated with Telerate, to distribute the Telerate Services ("Authorized Distributors"). Source agrees to allow the Source Service to be distributed by the Authorized Distributors.

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         (d) Demonstration Periods. Source agrees that, if Telerate deems it advisable for promotional or marketing purposes, Telerate may make the Source Service available free of charge to Telerate Subscribers for up to sixty (60) days.

         (e) Personnel. Telerate will inform Source of any change in the personnel of its Exchange and Optional Services Group and will use reasonable efforts to inform Source of changes in Telerate sales and support staff that would have an impact on Telerate's distribution of the Source Service.

4.       Fees; Service Agreements.

         (a) Billings; Fees. Telerate or Authorized Distributor shall bill Source Subscribers no less frequently than on a calendar quarter basis for subscriptions to the Source Service. Fees for subscriptions to the Source Service shall be determined from time to time by Source. Source agrees that it will make changes in subscription fees to the Source Service only once per year, which shall be effective anywhere other than Japan on January 1 and in Japan on April 1, and will give Telerate no less than one hundred twenty (120) days' prior written notice of any such change. In the event Telerate's right to distribute the Source Service pursuant to this Agreement is converted into a non-exclusive right in accordance with Section 1(b) hereof, Source agrees that it will not change Source Subscribers any more money for their subscriptions to the Source Service than it will charge any subscribers to the Source Service or services substantially similar thereto that receive such services by means other than through Telerate.

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         (b) Telerate Service Agreements. Telerate or certain Authorized
Distributors shall provide the applicable Telerate Service Agreement or Authorized Distributor Service Agreement to each Telerate Subscriber prior to or at the time that such Telerate Subscriber desires to become a Source Subscriber. Service Agreements provided to Source Subscribers shall disclaim, for the benefit of optional service providers including Source (as well as for Telerate), all liability for errors or omissions contained in the applicable Telerate Service. Copies of representative Telerate Services Agreements currently being used are available upon request. Source shall not make any statement regarding Telerate Service that is contradictory or inconsistent with the then-current version of the applicable Telerate or Authorized Distributor Service Agreement.

         (c) Source Service Agreement. Source shall have the right to provide its own Service Agreement (the "Source Service Agreement") to each Source Subscriber. Source will not use the Source Service Agreement until Telerate has approved the form of such Source Service Agreement, which approval will not be unreasonably withheld. Telerate will not make any statement regarding the Source Service that is contradictory or inconsistent with the Source Service Agreement or the then-current version of the applicable Telerate or Authorized Distributor Service Agreement.

5.       Division of Charges.

         (a)      Telerate's Fee.

                  (i) Calculation. Except as provided in subsection (b) of this
Section 5, Telerate shall be entitled to a fee equal to thirty-five percent (35%) of the

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"Net Subscription Charges" (as defined below) billed for each contract year to
Source Subscribers. All fees due Authorized Distributors in respect of their distribution of the Source Service shall be paid by Telerate. The term "Net Subscription Charges" shall mean amounts billed to Source Subscribers (excluding all sales or other similar taxes) by Telerate (or by Authorized Distributors) in respect of subscriptions to the Source Service less any adjustments permitted by clause (iii).

                  (ii) The fee due Telerate shall be equal to fifty percent (50%) of the Net Subscription Charges if Source exercises its right to convert Telerate's right to distribute __________ Service to a non-exclusive right as provided for by Section ___ of this Agreement. Such adjustment, if made, shall not affect the provisions of Section 5(b) hereof.

                  (iii) Adjustments. Source agrees to allow Telerate to adjust the Net Subscription Charges based on its billings for any billing period to reflect amounts deemed uncollectible __________ it billed in error or credits it gave in the ordinary course of business to Source Subscribers.

         (b) Sales Commission. For each new subscription to the Source Service sold to a Telerate Subscriber by a salesperson working for Telerate or an Authorized Distributor, Source shall pay to Telerate an amount equal to the first month's fee charged to the Source Subscriber ("Sales Commission"). The payment of the Sales Commission shall be in lieu of any amounts that otherwise would be payable under subsection (a) of this Section 5 for the first month of such subscription. For purposes of this Section 5(b), a renewal of an existing subscription to the Source Service shall

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not be a "new" subscription. The preceding provision shall not be deemed to increase Telerate's obligations to market and promote subscriptions to the Source Service set forth in Section 3(a).

         (c) Payment. Within 30 days after the end of each month, Telerate shall deliver to Source a report showing the Net Subscription Charges for such month, the amounts due Source in respect thereof and the Sales Commissions due Telerate, together with a check payable to Source for the net amount. Telerate shall pay Source in U.S. Dollars except for payments attributable to French, German, and Swiss Source Subscribers which payments will be made in their respective local currencies.

         (d) Records. Telerate shall maintain complete and accurate books and records (collectively, the "Records") with respect to all amounts it billed to Source Subscribers in respect of subscriptions to the Source Service and any adjustments thereto made pursuant to subsection (a) of this Section 5 and all Sales Commissions due from Source. Source and its representatives and auditors shall have the right upon at least thirty (30) days' prior written notice to inspect the Records during normal business hours no more frequently than twice per year. All information gained by Source and its representatives and auditors from such inspection will be kept in strict confidence and will be used solely for the purpose of verifying the accuracy of the computation of the amounts due hereunder. Source agrees to cause its representatives and auditors to execute a confidentiality agreement with Telerate prior to their inspection of the Records.

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6.       Copyright.

         Source represents and warrants to Telerate that Source or its licensors own the Source Service and the copyright thereto, and that Source has the right to authorize Telerate to distribute the Source Service under this Agreement. Telerate agrees it is not acquiring under this Agreement any proprietary interest in the Source Service and agrees not to challenge the claim of Source or its licensors to the ownership of the Source Service and the copyright thereto. Telerate agrees to implement reasonable measures requested by Source to make the copyright claim of Source or its licensors known to Source Subscribers and to assist Source (at Source's expense) in the defense or prosecution of any copyright claims.

7.       Indemnification.

         (a) By Source. In the event any claim is brought by any third party against Telerate that relates to, arises out of or is based upon the Source Service or the failure of Source to comply with any law, rule or regulation (including, without limitation, the Investment Advisers Act of 1940 or the Commodity Exchange Act), Telerate shall promptly notify Source, and Source shall defend such claim at Source's expense and under Source's control. Source shall indemnify and hold harmless Telerate against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful provided that the foregoing indemnification shall not apply to any claim arising from Telerate's negligence or misconduct. Telerate shall have the right, at its expense, to participate in the defense of such claim through counsel of its own

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choosing; provided, however, that Source shall not be required to pay any settlement amount that it has not approved in advance.

         (b) By Telerate. In the event any claim is brought by any third party against Source that relates to, arises out of or is based upon any error caused by Telerate in transmitting the Source Service, Source shall promptly notify Telerate, and Telerate shall defend such claim at Telerate's expense and under Telerate's control. Telerate shall indemnify and hold harmless Source against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful provided that the foregoing indemnification shall not apply to any claim arising from Source's negligence or misconduct. Source shall have the right, at its expense, to participate in the defense of such claim through counsel of its own choosing; provided, however, that Telerate shall not be required to pay any settlement amount that it has not approved in advance.

8. Term; Termination.

         (a) Term. The initial term of this Agreement shall commence as of the date hereof and shall terminate on the fifth anniversary hereof (the "Initial Term"). The term of this Agreement shall automatically be extended for one or more periods of two years (a "Renewal Term), unless either party sends to the other a notice of its election not to renew at least one hundred eighty (180) days prior to the end of the Initial Term, or any Renewal Term, as the case may be.

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         (b) Default. If either party shall default in the performance of or compliance with any provision contained in the Agreement and such default shall not have been cured within thirty (30) days after written notice thereof shall have been given to the appropriate party, the party giving such notice may then give further written notice to such other party terminating this Agreement, in which event this Agreement and any other rights granted hereunder shall terminate on the date specified in such further notice.

         (c) Change in Control. If there occurs during the term hereof any change in the control of either party, as defined below, then the other party may terminate this Agreement upon at least thirty (30) days' prior written notice to the other. A change in the control of a party shall be deemed to have occurred upon a change in the possession of the ultimate power to, directly or indirectly, direct or cause the direction of the management or the policies of such party, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the above, Source shall only be deemed to have undergone a change in control if the party having such ultimate power is a competitor of Telerate.

         (d) Insolvency. In the event that either party hereto shall be adjudged insolvent or bankrupt, or upon the institution of any proceedings by it seeking relief, reorganization or arrangement under any laws relating to insolvency, or if an involuntary petition in bankruptcy is filed against such party and said petition is not discharged within sixty (60) days after such filing, or upon any assignment for the benefit of its creditors, or upon the appointment of a receiver, liquidator or

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trustee of any of its assets, or upon the liquidation, dissolution or winding up of its business (an "Event of Bankruptcy"), then the party involved in any such Event of Bankruptcy shall immediately give notice thereof to the other party, and the other party at its option may terminate this Agreement upon written notice.

9.       Miscellaneous.

         (a) Notices. All notices hereunder shall be in writing and shall be delivered in person, sent by overnight courier service, or sent by facsimile transmission, to the address of the party set forth below, or to such other addresses as may be stipulated in writing by the parties pursuant hereto. Unless otherwise provided, notice shall be effective on the date it is officially recorded as delivered.

                  (i)      If to Telerate, to:

                           Telerate Systems Incorporated
                           200 Liberty Street
                           New York, NY  10281

                           Attention:  President

                           with a copy to:

                           Telerate Systems Incorporated
                           200 Liberty Street
                           New York, NY  10281

                           Attention:  Legal Department

                  (ii)     If to Source, to:

                           Fintrend S.A.
                           52, avenue des Champs-Elysees, 75008
                           Paris, France

                           Attention:  Chief Executive


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         (b) Amendment; Assignment. This Agreement may not be amended except by written instrument executed by Source and Telerate. Neither party may assign this Agreement to any third party, other than an affiliate, without the prior written amount of the other. Any assignment of this Agreement to an affiliate shall not relieve the assigning party of any of its obligations or liabilities under this Agreement.

         (c) Survival of Certain Provisions. Notwithstanding the termination of this Agreement, those provisions of this Agreement that by their nature are intended to survive such termination shall survive, including without limitation, the provisions of Sections 7 and 9.

         (d) Consequential Damages. Except pursuant to Section 7, neither party shall be liable for any consequential, indirect, incidental or special damages, even if advised of the possibility of such damages.

         (e) Force Majeure. Performance by either party under this Agreement shall be subject to and shall be excused to the extent that it shall be rendered impossible by any event, condition or occurrence beyond the reasonable control of such party.

         (f) Entire Agreement. This Agreement contains the entire understanding of the parties on the subject hereof and terminates and supersedes all previous verbal and written agreements on such subject, including without limitation, the agreement dated May 1, 1986 between the parties.

         (g) Relationship of the Parties. This Agreement does not and shall not be deemed to constitute a partnership or joint venture between the parties and neither


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party nor any of its directors, officers, employees or agents shall, by virtue of the performance of their obligations under this Agreement, be deemed to be an employee of the other.

         (h) "Affiliate" Defined. For purposes of this Agreement, the term "affiliate" and its derivatives shall mean, with respect to any individual or entity, any other individual or entity directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such individual or entity. The term "control" and its derivatives, as used in the immediately preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any entity, whether through the ownership of voting securities, by contract otherwise.

         (i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the choice of law principles thereof.

                  IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of the 23rd day of July 1991, to be effective as of the date first above written.

FINTREND S.A.                               TELERATE SYSTEMS INCORPORATED


By: /s/ Riccardo Tutino                     By: /s/ William R. Clabby
   ------------------------                    --------------------------
     Riccardo Tutino                        William R. Clabby
     Managing Director                      Vice President

                                Index to Exhibits


Name                            Description
----                            -----------

    A             Description of Source Service

    B             Telerate's Right to Distribute the Source Service through
                  Other Technology

    C             Telerate's Right of First Negotiation to Distribute New Source
                  Services

    D             Equipment and Services

    E             Contacts for Approval of Promotional Materials



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                                                                       Exhibit A


                          Description of Source Service


         The Source Service consists of information on technical analysis of currencies, cross-rates, United States economic indicators and commentary. The Source Service will be updated periodically each day.
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                                                                       Exhibit B


                    Telerate's Right to Distribute the Source
                        Service through Other Technology


         If, at any time during the term of this Agreement, Source itself desires to distribute the Source Service through Other Technology, Source shall give a written notice to Telerate that describes the nature and details of such Other Technology. Whenever Source gives such notice, Telerate shall have the right to distribute the Source Service _________ on the same terms as contained in __________ not notify Source of its intention to distribute the Source Service through such Other Technology ___________ receipt of the notice referred to above, Source shall be free to itself distribute the Source Service through the Other Technology.

                                                                       Exhibit C


                      Telerate's Right of First Negotiation
                        to Distribute New Source Services


         If, at any time during the term of this Agreement, Source desires to electronically distribute a New Source Service, as defined in Section 1(c), Source shall give a written notice to Telerate that describes (i) the nature of such New Source Service, and (ii) the terms upon which Source would be willing to retain Telerate to perform such services. __________ notice, Telerate shall have the right to __________ distribution of such New Source Service with Source. If Telerate and Source do not reach agreement on distribution of such New Source Service within ninety (90) days of receipt of the notice referred to above, Source shall be free to offer the New Source Service to third parties provided that any agreement to distribute the New Source Service by a third party shall be on the same terms as offered to Telerate in the notice or terms more favorable to Source.

                                                                       Exhibit D


                             Equipment and Services


     Europe/Gulf                                               Charges*
     -----------                                               --------

       1   TDPF                                                   13,000
      20   Workstations                                           33,200
       5   Standard Systems                                       16,300
      17   Slave Screens                                          ______
      10   Additional Systems                                     ______
      10   Keyboard Interface                                        250
       2   Standard Systems                                            0
           Communication Charges                                  ______
       1   TeleTrac Terminal                                       8,800
       2   Add'l TeleTrac Terminals                                9,320
           Communication Charges                                     650
       1   TeleTrac Terminal                                       3,800
           Communication Charges                                     900

     Americas
     --------

       2   Standard __________ with
           Printer and Basic Telerate Plus                             0


---------------

* All charges are monthly and __________.

                                                                       Exhibit E


                 Contacts for Approval of Promotional Materials


For Telerate:

                  Stacey Halio
                  Telerate Systems Incorporated
                  Harborside Financial Center
                  600 Plaza Two
                  Jersey City, NJ  _____-3992
                  Telephone #201-309-4660
                  Facsimile #201-333-9091

For Source:

                  Riccardo Tutino
                  Fintrend S.A.
                  52, avenue des Champs-Elysees
                  75008, Paris, France
                  Telephone #__________
                  Facsimile #331-__________



Either party may change its designated "contact" person by giving written notice to the other.